UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. ___)*

(Name of Issuer) Watts Water Technologies Inc

(Title of Class of Securities) Common Stock

(CUSIP Number) 942749102

(Date of Event which Requires Filing of this Statement) December 31, 2022

Check the appropriate box to designate the rule pursuant to which this Sche* dule is filed:

	[X]  Rule 13d-1(b)

	[_]  Rule 13d-1(c)

	[_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting persons* initial filing on this form with respect to the subject class of securities, * and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be* deemed to be filed for the purpose of Section 18 of the Securities *
Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that se* ction of the Act but shall be subject to all other provisions of the Act (how* ever, see the Notes).



SCHEDULE 13G
CUSIP No.942749102


1
Names of Reporting Persons
Impax Asset Management Group plc

2
Check the appropriate box if a member of a Group (see instructions)

(a)  [X]
(b)  [ ]
3
Sec Use Only


4
Citizenship or Place of Organization
United Kingdom

Number of
Shares
Beneficially
Owned by Each
Reporting Person
With:

5
  Sole Voting Power: 1,699,428



6
  Shared Voting Power: 0



7
  Sole Dispositive Power: 1,699,428



8
  Shared Dispositive Power: 0



9
Aggregate Amount Beneficially Owned by Each Reporting Person: 1,699,428


10
Check box if the aggregate amount in row (9) excludes certain shares (See* Instructions)


[ ]
11
Percent of class represented by amount in row (9): 6.23%


12
Type of Reporting Person (See Instructions): HC


SCHEDULE 13G
CUSIP No. 942749102

1
Names of Reporting Persons
Impax Asset Management Limited


2
Check the appropriate box if a member of a Group (see instructions)

(a)  [X]
(b)  [ ]
3
Sec Use Only


4
Citizenship or Place of Organization
United Kingdom

Number of
Shares
Beneficially
Owned by Each
Reporting Person
With:

5
  Sole Voting Power: 1,490,682



6
  Shared Voting Power: 0



7
  Sole Dispositive Power: 1,490,682



8
  Shared Dispositive Power: 0


9
Aggregate Amount Beneficially Owned by Each Reporting Person: 1,490,682


10
Check box if the aggregate amount in row (9) excludes certain shares (See* Instructions)


[ ]
11
Percent of class represented by amount in row (9): 5.46%


12
Type of Reporting Person (See Instructions): IA



SCHEDULE 13G
CUSIP No. 942749102

1
Names of Reporting Persons
Impax Asset Management AIFM Limited

2
Check the appropriate box if a member of a Group (see instructions)

(a)  [X]
(b)  [ ]
3
Sec Use Only


4
Citizenship or Place of Organization
United Kingdom

Number of
Shares
Beneficially
Owned by Each
Reporting Person
With:

5
  Sole Voting Power: 205,125



6
  Shared Voting Power: 0


7
  Sole Dispositive Power: 205,125



8
  Shared Dispositive Power: 0



9
Aggregate Amount Beneficially Owned by Each Reporting Person: 205,125



10
Check box if the aggregate amount in row (9) excludes certain shares (See* Instructions)

[ ]
11
Percent of class represented by amount in row (9): 0.75%


12
Type of Reporting Person (See Instructions): IA


SCHEDULE 13G
CUSIP No.942749102

1
Names of Reporting Persons
Impax Asset Management LLC


2
Check the appropriate box if a member of a Group (see instructions)

(a)  [X]
(b)  [ ]
3
Sec Use Only


4
Citizenship or Place of Organization
United States

Number of
Shares
Beneficially
Owned by Each
Reporting Person
With:

5
  Sole Voting Power: 3,621



6
  Shared Voting Power: 0




7
  Sole Dispositive Power: 3,621



8
  Shared Dispositive Power: 0



9
Aggregate Amount Beneficially Owned by Each Reporting Person: 3,621


10
Check box if the aggregate amount in row (9) excludes certain shares (See* Instructions)

[ ]
11
Percent of class represented by amount in row (9): 0.01%


12
Type of Reporting Person (See Instructions): IA



SCHEDULE 13G
CUSIP No.942749102



Item 1.
(a)	Name of Issuer: Watts Water Technologies Inc
(b)	Address of Issuers Principal Executive Offices: 815 Chestnut Street, Nor*
th Andover, MA 01845-6009, United States
Item 2.
(a)	Name of Person Filing: Impax Asset Management Group plc
Note:      Impax Asset Management Group plc (the filing entity) owns 100% of I*
mpax Asset Management Limited, Impax Asset Management (AIFM) Limited and Impa* x Asset Management LLC. Impax Asset Management Limited, Impax Asset Manageme* nt (AIFM) Limited and Impax Asset Management LLC (collectively Impax) are reg* istered investment advisers which act as investment adviser, investment manag* er or sub adviser to funds, trusts and separate accounts. In certain cases, I* mpax possesses voting and/or investment power over securities owned within th* e funds, trusts and separate accounts, and would be deemed to be the benefici* al owner. All of the securities reported in this schedule are owned by the f* unds, trusts and/or separate accounts.


(b)	Address of Principal Business Office or, if None, Residence:  7th Floor, 30*
Panton Street, London, SW1Y 4AJ
(c)	Citizenship:	United Kingdom
(d)	Title and Class of Securities: Common stock, $0.1 par value per share
(e)	CUSIP No.:	942749102
Item 3. 	If this statement is filed pursuant to 240.13d-1(b) or 240.13d*
-2(b) or (c), check whether the person filing is a:
(a)	[_]	Broker or dealer registered under Section 15 of the Act;
(b)	[_]	Bank as defined in Section 3(a)(6) of the Act;
(c)	[_]	Insurance company as defined in Section 3(a)(19) of the Act;
(d)	[_]	Investment company registered under Section 8 of the Investment Co*
mpany Act of 1940;
(e)	[  ]	An investment adviser in accordance with Rule 13d-1(b)*
(1)(ii)(E);
(f)	[_]	An employee benefit plan or endowment fund in accordanc*
e with Rule 13d-1(b)(1)(ii)(F);
(g)	[X]	A parent holding company or control person in accordanc*
e with Rule 13d-1(b)(1)(ii)(G);
(h)	[_]	A savings associations as defined in Section 3(b) of the*
 Federal Deposit Insurance Act
(12 U.S.C. 1813);
(i)	[_]	A church plan that is excluded from the definition of an*
 investment company under
section 3(c)(14) of the Investment Company Act of 1940;
(j)	[_]	A non-U.S. institution in accordance with Rule 240.13d-1*
(b)(1)(ii)(J);
(k)	[_]	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If f*
iling as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)*
(ii)(J), please specify the type of institution:
____


Item 4.	Ownership
(a)	Amount Beneficially Owned: 1,699,428
 (b)	Percent of Class: 6.23%
 (c)	Number of shares as to which such person has:
	(i)	Sole power to vote or to direct the vote: 1,699,428
	(ii)	Shared power to vote or to direct the vote: 0
(iii)	Sole power to dispose or to direct the disposition of: 1,699,428
(iv)	Shared power to dispose or to direct the disposition of: 0
Item 5.	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof*
 the reporting person has ceased to be the beneficial owner of more than fiv*
e percent of the class of securities, check the following [ ].
Item 6.	Ownership of more than Five Percent on Behalf of Another Person.
Item 7.	Identification and classification of the subsidiary which acquired*
the security being reported on
by the parent holding company or control person.
Item 8.	Identification and classification of members of the group.
Item 9.	Notice of Dissolution of Group.
Item 10.	Certifications.


SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify*
 that the information set forth in this
statement is true, complete and correct.
Dated:  02/13/2022
/s/ Signature Karen Cockburn
Name/Title Chief Financial Officer
The original statement shall be signed by each person on whose behalf the stat* ement is filed or his authorized representative. If the statement is signed o* n behalf of a person by his authorized representative (other than an executiv*
e officer or general partner of this filing person), evidence of the represen* tative's authority to sign on behalf of such person shall be filed with the s* tatement, provided, however, that a power of attorney for this purpose which i* s already on file with the Commission may be incorporated by reference. The n* ame and any title of each person who signs the statement shall be typed or prin* ted beneath his signature.Attention: Intentional misstatements or omissions of* fact constitute Federal criminal violations (See 18
U.S.C. 1001).
Page 1 of 1
1297544.3